Exhibit 99.1

bebe stores, inc.
Announces Fourth Quarter and Fiscal Year 2016 Financial Results

Fourth quarter comparable store sales decreased 4.6%
Fourth quarter gross margin decreased 393 bps
Fourth quarter income per share from continuing operations was $0.31
Non-GAAP adjusted fourth quarter loss per share from continuing operations was $0.08

BRISBANE, CA. - September 1, 2016 - bebe stores, inc. (NASDAQ:BEBE) today announced financial results for the fourth quarter and fiscal year ended July 2, 2016.

Manny Mashouf, Chief Executive Officer said, “In the fourth quarter of Fiscal 2016 we saw sustainable changes in our business, including the closing of the Joint Venture agreement with Bluestar. To date, Bluestar has signed 14 new licensees including Global Brands Group, Major Brands PVT, Ltd., Mamiye Brothers, Inc., and PPI Apparel Group. Also, during the quarter our comparable store sales improved each month; from negative 10% in April and, negative 6% in May to a positive 1.3% comparable store sales increase in June. As we began fiscal 2017, our inventory on a per square foot basis is flat compared to our guidance of +14%. Our promotions at the end of June and the beginning of July assured us of a clean conversion into the new fiscal year. The significant reduction from 220 days to 105 days in our design to market process has allowed us to improve our product offering and return to our historical model of test and chase. These changes combined with the $25 million annual reduction in SG&A give me confidence as we enter the new fiscal year.”

For the fourth quarter of fiscal 2016:

Net sales were $94.9 million, a decrease of 9.0% from $104.3 million reported for the fourth quarter a year ago. Comparable store sales for the quarter ended July 2, 2016, decreased 4.6% compared to an increase of 1.1% in the comparable period of the prior year.

Gross margin as a percentage of net sales decreased to 30.9% compared to 34.8% in the fourth quarter of fiscal 2015. The decrease in margin was primarily the effect of aggressive promotions discussed above, write downs of aged inventory and lost leverage on fixed occupancy cost.

SG&A expenses were $36.3 million, or 38.2% of net sales, compared to $41.3 million, or 39.6% of net sales, for the same period in the prior year. The decrease in SG&A expenses was primarily attributable to a reduction in compensation expense reflecting the effects of savings from restructuring activities offset by $1 million in asset impairment cost related to stores.

Net gain from the sale of our intellectual property assets of $31.7 million in fiscal 2016 is the result of the transaction with Bluestar.

Income from continuing operations for the fourth quarter of fiscal 2016 was $25.1 million, or $0.31 per share, on 80.6 million diluted shares outstanding, compared to a loss of $5.5 million, or $0.07 per share, on 79.6 million diluted shares outstanding for the same period of the prior year. Included in income from continuing operations for the quarter is the net gain from the Bluestar transaction of $31.7 million. Excluding the impact of the Bluestar transaction, loss from continuing operations was $6.8 million, or $0.08 per share, for the fourth quarter of fiscal 2016.

During the quarter ended July 2, 2016, the Company closed 4 bebe stores and opened one outlet store.

Full year fiscal 2016 results:

Net sales for the fiscal year ended July 2, 2016, were $393.6 million, a decrease of 8.0% from $428.0 million for the fiscal year ended July 4, 2015. Comparable store sales for the fiscal year ended July 2, 2016, decreased 4.5% compared to an increase of 3.1% in the prior year.

Loss from continuing operations for the fiscal year ended July 2, 2016, was $27.5 million, or $0.34 per share, compared to a loss of $25.4 million, or $0.32 per share in the prior year. Included in the loss from continuing operations for fiscal 2016 was a net gain of $31.7 million as described above. Excluding the impact of the net gain, loss from continuing operations was $59.2 million or $0.74 per share for fiscal 2016. Loss from continuing operations in fiscal 2016, was impacted by higher store impairment charges and expenses incurred related to store closures. In addition, compensation expense was higher relative to net sales due to the effects of severance payments related to corporate restructuring earlier in the fiscal year.

Balance sheet summary:

Cash and investments at July 2, 2016 were $55.5 million.

As of July 2, 2016, average finished goods inventory per square foot was flat compared to the prior year.

Capital expenditures for the fiscal year were approximately $6.3 million, and depreciation expense was approximately $20.0 million.

Fiscal 2017 guidance:

For the fiscal year, the Company expects comparable store sales to be in the negative low-single digit to positive low-single digit range. Gross margin is expected to be higher than the prior year as a result of inventory management initiatives which include a 20% reduction in receipts and SKU’s. We believe this change will begin to address the over assortment in our stores and the high level of markdowns experienced in prior periods. Our objective is to turn the inventory faster, improve the sell through at full price and the return on our inventory investment.

Finished goods inventory per square foot is anticipated to decrease in the low-teens this fall and single digits next spring compared to the prior year as we implement the strategic plan discussed in the prior paragraph.

Total capital expenditures for the year are anticipated to be approximately $6 million for a relocation, remodels and information technology systems. Depreciation for the year is anticipated to be approximately $16 million

For fiscal year 2017, the Company does not plan to open any new store locations and to close up to 40 bebe and outlet stores, which will result in approximately a 20% decrease in total store square footage from the end of fiscal year 2016.

For the year we anticipate, at the mid-point of the sales range provided and before one-time charges EBITDA to be a loss of approximately $6 million compared to the trailing three year average loss of $33 million. We anticipate cash used including, the purchase of fixed assets to be approximately $6 million compared to an average three year usage of $47.6 million. At the high end of the range provided above we believe each will be flat for the fiscal year.

We are working diligently to change the model that had become unsustainable as evidenced by the recent financial results. We have made significant strides to create a sustainable financial model to move the business forward. There is much work to be done, but we have stabilized the business and positioned the company to return to a reasonable level of profitability in fiscal 2018 and remain committed to the challenge.

For the eight weeks ended August 27, 2016, comparable store sales decreased 3.1%. For the eight weeks gross margin as a percent of sales increased 150 basis points with August increasing 550 basis points.  Contributing to this comparable store sales decrease is a reduction in the number and frequency of in-store and on-line promotions which is consistent with our strategic initiative to improve gross margin.  We currently anticipate the reduction in promotions to be consistent throughout the fiscal year.

SEC Regulation G - Non-GAAP Information

This press release includes non-GAAP adjusted net income (loss) and adjusted diluted earnings (loss) per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text above. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2016 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2015 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release. Additionally, we cannot provide any assurances as to if, or when, Mr. Mashouf or his affiliates may choose to sell shares of the Company’s common stock.

About bebe
Unique, sophisticated and timelessly sexy, bebe emerged as the first contemporary fashion destination in 1976. Today bebe continues to define next-generation chic while staying true to its assertive, provocative origins. Inspired by Shakespeare’s immortal words “To be, or not to be,” the brand is, at its essence, about living, standing out and truly existing. As a global specialty retailer that designs, develops and produces a unique line of women’s apparel and accessories, bebe currently operates 146 retail stores, 38 outlet stores and bebe.com. In addition to its store locations in the United States, Puerto Rico and Canada, bebe also distributes and sells bebe branded product in approximately 100 doors through its licensees in more than 20 countries.

Contact:

bebe stores, inc.
Walter Parks, President and Chief Operating Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	July 2, 2016	July 4, 2015

Assets

Cash and equivalents	$55,523	$46,947
Available for sale securities	—	17,880
Inventories, net	28,736	31,317
Total current assets	103,259	114,040
Available for sale securities	—	5,241
Property and equipment, net	72,623	93,229
Total assets	179,443	216,413

Liabilities and Shareholders' Equity

Total current liabilities	$32,774	$40,812
Total liabilities	50,841	64,844
Total shareholders' equity	128,602	151,569
Total liabilities and shareholders' equity	179,443	216,413

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended (number of weeks)				For the Year Ended (number of weeks)
	July 2,		July 4,		July 2,		July 4,
	2016 (13)%		2015 (13)%		2016 (52)%		2015 (52)%

Net sales	$94,925	100.0	$104,259	100.0	$393,594	100.0	$427,997	100.0
Cost of sales, including production and occupancy	65,591	69.1	67,942	65.2	271,752	69.0	282,816	66.1

Gross margin	29,334	30.9	36,317	34.8	121,842	31.0	145,181	33.9
Selling, general and administrative expenses	36,297	38.2	41,288	39.6	177,714	45.2	170,278	39.8
Gain on sale of intellectual property assets, net	(31,694)	(33.4)	—	—	(31,694)	(8.1)	—	—

Operating income (loss)	24,731	26.1	(4,971)	(4.8)	(24,178)	(6.1)	(25,097)	(5.9)
Interest and other income, net	362	0.4	(109)	(0.1)	(3,281)	(0.8)	368	0.1

Income (loss) before income taxes	25,093	26.4	(5,080)	(4.9)	(27,459)	(7.0)	(24,729)	(5.8)
Income tax expense	200	0.2	396	0.4	215	0.1	645	0.2
Equity in earnings of investee	193	0.2	—		193	—	—	—

Net income (loss)	25,086	26.4	(5,476)	(5.3)	(27,481)	(7.0)	(25,374)	(5.9)

Income (loss) from discontinued operations, net of tax	—	—	253	0.2	$—	—	(2,297)	(0.5)

Net income (loss)	$25,086	26.4	$(5,223)	(5.0)	$(27,481)	(7.0)	$(27,671)	(6.5)

Basic income (loss) per share amounts:
Income (loss) from continuing operations	$0.31		$(0.07)		$(0.34)		$(0.32)
Income (loss) from discontinued operations	—		—		—		(0.03)
Net Income (loss)	$0.31		$(0.07)		$(0.34)		$(0.35)

Diluted income (loss) per share amounts:
Income (loss) from continuing operations	$0.31		(0.07)		$(0.34)		$(0.32)
Income (loss) from discontinued operations	—		—		—		(0.03)
Net Income (loss)	$0.31		$(0.07)		$(0.34)		$(0.35)

Basic weighted average shares outstanding	80,049		79,644		79,930		79,616
Diluted weighted average shares outstanding	80,613		79,644		79,930		79,616

Number of stores open at beginning of period	189		203		201		207
Number of stores opened during period	1		1		6		9
Number of stores closed during period	4		3		21		15
Number of stores open at end of period	186		201		186		201

Number of stores expanded/relocated during period	—		4		1		10

Total square footage at end of period (000's)	729		786		729		786